Exhibit 99.6

Consolidated Financial Statements

(Unaudited)

For the Period Ending

September 30, 2016

DOUBLE EAGLE ENERGY PERMIAN LLC

Double Eagle Energy Permian LLC

Consolidated Balance Sheet

As of September 30, 2016

(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$11,321,887
Restricted cash	1,488,872
Accounts receivable	12,806,809
Advances to operators	2,031,552
Other current assets	161,543

Total current assets	27,810,663
Property and equipment:
Oil and gas properties, successful efforts method of accounting:
Proved properties	193,692,792
Unproved properties	589,507,875

Total oil and gas properties	783,200,667
Less: Accumulated depreciation, depletion and amortization	(12,358,192)

Total oil and gas properties, net	770,842,475

Total assets	$798,653,138

Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$17,802,862
Accrued oil and gas development expenditures	8,378,173
Short-term debt	383,127

Total current liabilities	26,564,162
Texas margin tax	2,256,417
Deferred lease acquisition costs	370,000
Long-term debt	1,372,872
Asset retirement obligations	2,291,157
Members’ equity	761,281,995
Non-controlling interest	4,516,535

Total liabilities and equity	$798,653,138

The accompanying notes are an integral part of these consolidated financial statements.

Double Eagle Energy Permian LLC

Consolidated Statement of Operations

For the Nine Months Ended

September 30, 2016

(Unaudited)

Revenues:
Oil, natural gas and natural gas liquids sales	$24,414,729
Other	322,575

Total revenue	24,737,304

Operating Expenses:
Lease operating expenses	5,738,691
Production and ad valorem taxes	1,554,289
Transportation and processing	1,140,216
Abandonments of oil and gas properties	2,276,245
General and administrative	7,850,211
Depreciation, depletion and amortization	8,280,846
Loss on sale of oil and gas properties	2,792,847

Total costs and expenses	29,633,345

Operating loss	(4,896,041)
Other expense:
Interest	(1,250,223)

Loss before income taxes	(6,146,264)
Texas margin tax	(242,404)
Net loss	(6,388,668)

Net loss attributable to non-controlling partner	27,763

Net loss attributable to Double Eagle Energy Permian LLC	$(6,360,905)

The accompanying notes are an integral part of these consolidated financial statements.

Double Eagle Energy Permian LLC

Consolidated Statement of Cash Flows

For the Nine Months Ended

September 30, 2016

(Unaudited)

Cash flows from operating activities:
Net loss	$(6,388,668)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	8,280,846
Amortization of deferred financing costs	131,968
Texas margin tax expense	242,404
Abandonment of oil and gas properties	2,276,245
Loss on sale of oil and gas properties	2,792,847
Changes in operating assets and liabilities:
Accounts receivable	(3,130,940)
Accounts payable and accrued liabilities	9,603,152
Accounts payable to related parties	(1,977,282)

Net cash provided by operating activities	11,830,572

Cash flows from investing activities:
Purchase of oil and gas properties and development expenditures	(154,485,181)
Proceeds from sale of oil and gas properties	6,567,028
Advances to operators	(1,942,031)

Net cash used in investing activities	(149,860,184)

Cash flows from financing activities:
Borrowings under long-term debt	9,839,000
Principal payments on long-term debt	(26,198,636)
Capital contributions	12,648,696
Parent company net investment	153,062,439

Net cash provided by financing activities	149,351,499

Net increase in cash	11,321,887
Cash - Beginning of period	—

Cash - End of period	$11,321,887

Non-cash transactions:
Contributed Property	$35,508,013
Veritas Contributed Property	$316,664,433

The accompanying notes are an integral part of these consolidated financial statements.

Double Eagle Energy Permian LLC

Notes to the Consolidated Financial Statements

(Unaudited)

1.	ORGANIZATION AND NATURE OF BUSINESS

Description of the business and formation

Double Eagle Energy Permian LLC’s (the “Company,” “DEEP,” “we,” “our,” “us”), a Delaware limited liability company, was formed on September 29, 2016 (“date of inception”). The Company’s principal business is crude oil and natural gas exploration, development and production with operations in the Midland Basin of West Texas in the United States. We are an independent energy company engaged in the acquisition, exploration, development and production of crude oil and natural gas properties. Our strategy is to be an operator in the Midland Basin with a focus on horizontal drilling. However, for the year ended December 31, 2015, our strategy was to participate in non-operated working interests in wells and drilling projects within designated areas of operation through the acquisition of leasehold interests.

On September 29, 2016, the Company was formed by contributions from Double Eagle Energy Holdco LLC (“DEEH”), a newly formed parent of Double Eagle Energy Operating II LLC (the “Parent,” “Double Eagle,” “DE”), of its wholly-owned subsidiary, Double Eagle Lone Star LLC (“Lone Star”) and a third party, Veritas Energy Partners Holdings, LLC (“Veritas”), of its wholly owned subsidiary, Veritas Energy Partners, LLC (“Veritas Sub”). DEEH and DE are also wholly owned subsidiaries of Double Eagle Energy Holdings II LLC (“DEEH II”), where all the board decisions and assets relating to Lone Star were historically managed.

Following the contribution of assets, DEEH held approximately 70% of DEEP’s equity, with Veritas holding the remaining 30%. The transactions between DEEH, DE, Lone Star and DEEH II were treated as a reorganization of entities under common control (as defined by U.S. GAAP), while Veritas’ contribution was treated as an acquisition of Veritas by DEEP. The financial statements included herein and associated notes and operations reflect the change in reporting entity and therefore are presented as if the Company existed and owned the assets since their acquisitions by DE. Lone Star was conveyed and recorded by the Company at DE’s respective historical carrying amounts. Certain amounts recorded and presented at DE that had not previously been allocated to the Company have been allocated to the Company to fairly present the financial results of the Company on a standalone basis. These allocations were performed utilizing systematic methods based on the operations of Lone Star.

As of September 30, 2016 the consolidated balance sheets includes all specific Lone Star and Veritas assets and liabilities, where those items were specifically tracked within the entity. Previously, the Parent allocated debt and the related deferred financing fees associated with DEEP’s operations from the Parent. These allocations were based on a ratio of oil and gas assets of Lone Star as compared to the total oil and gas assets of the Parent. Management deemed this allocation method appropriate given the capital intensive nature and operating metrics for the business. As of September 29, 2016, the Company completed the reorganization and related consolidated balance sheet amounts represented the Company’s assets and liabilities exclusive of the Parent. In addition, on September 30, 2016, the Company obtained its own form of financing and no longer provided collateral to the Parent’s debt. See Note 4 - Long Term Debt for further discussion of the Company’s debt facility.

The consolidated statements of operations for the nine months ended September 30, 2016 includes allocations for certain general and administrative expenses, stock-based compensation and interest expenses. All other costs and expenses were tracked at the individual asset level, and no allocations were necessary. The allocation method selected by management for these costs was based on the ratio of oil and gas assets at Lone Star to the total oil and gas of the Parent. No revenue was allocated to the Company, from the Parent or otherwise, for any of the before mentioned periods.

DEEP’s allocation based on oil and gas assets for the nine months ended September 30, 2016 was allocated cumulatively by quarters across three month periods ended March 31, 2016, June 30, 2016 and September 30, 2016 at 66%, 78% and 88%, respectively.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The accompanying consolidated financial statements and related notes present the consolidated balance sheets as of September 30, 2016, and the consolidated statements of operations for nine months ended September 30, 2016 and cash flows for the period then ended. All intracompany transactions occurring between the Company entities have been eliminated. Certain transactions between the Company and DEEH, as well as DE, together referred to as the Parent, have been presented in these consolidated financial statements as Parent company contributions as they are considered to be effectively settled at the time each transaction is recorded and there is no expectation of repayment by DEEP. The total net effect of the settlement of these transactions is reflected in the Parent company net investment as net transfers (to)/from Parent, in the consolidated statements of cash flows as a financing activity and in the Company’s consolidated balance sheets as Parent company net investment. Unless otherwise stated, all amounts contained within the consolidated financial statements and accompanying notes are the responsibility of the Company, either as they were incurred by the Company through normal operations or were allocated to the Company from DE or DEEH.

The accompanying consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Our consolidated financial statements include the accounts of the Company.

The Company’s consolidated financial statements include allocations of certain assets and liabilities historically held at DEEH and DE, including the proportionate debt, and related interest expense, equity-based compensation and other general and administrative expenses incurred by DE to fund the operations and purchase of assets for DEEP.

Use of Estimates – The preparation of consolidated financial statements under GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and judgments are based on information available at the time such estimates and judgments are made. Although management believes the estimates are appropriate, actual results may differ from those estimates.

The most significant estimates pertain to proved oil and natural gas reserves and related cash flow estimates used in impairment tests of long-lived assets, estimates of future development, dismantlement and abandonment costs, estimates relating to certain oil and natural gas revenues and expenses and estimates of expenses related to legal, environmental and other contingencies. Certain of these estimates require assumptions regarding future commodity prices, future costs and expenses and future production rates. Actual results could differ from those estimates.

Estimates of oil and natural gas reserves and their values, future production rates and future costs and expenses are inherently uncertain for numerous reasons, including many factors beyond the Company’s control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of data available and of engineering and geological interpretation and judgment. In addition, estimates of reserves may be revised based on actual production, results of subsequent exploration and development activities, prevailing commodity prices, operating costs and other factors. These revisions may be material and could materially affect future depreciation, depletion and amortization (“DD&A”) expense, dismantlement and abandonment costs, and impairment expense.

Cash and cash equivalents – As of September 30 2016, we consider all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash or cash equivalents. Cash equivalents consist of cash in a short-term money market account. During 2015, the Company consolidated treasury functions at the Parent to reduce the number of entities that were able to make payments or receive cash related to the operations of the business. Cash transactions performed by the Parent, that directly related to the operations and activity of DEEP, have been presented in the statement of cash flows as if they were transactions of DEEP. Any amounts that will not be cash settled between DEEP and the Parent were treated as Parent company contributions and distributions in the accompanying Cash Flow Statement and in addition are included in the “Parent Company Net Investment” line.

Accounts Receivable – Accounts receivable are carried on a gross basis, with no discounting. The Company regularly reviews all aged accounts receivable for collectability and establishes an allowance as necessary for individual customer balances. As the Company has not experienced any credit losses, no allowance for doubtful accounts was recorded as of September 30, 2016.

Advances to Operators – The Company participates in the drilling of crude oil and natural gas wells with other working interest partners. Currently, the majority of the wells in which the Company participates are operated by unrelated third parties. Due to the capital intensive nature of crude oil and natural gas drilling activities, the operator of the well may request advance payments from other working interest partners for their share of the costs. The Company expects such advances to be applied by the operator against future development costs.

Oil and gas properties – The Company utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, costs of acquiring properties, costs of drilling successful exploration wells, and development costs are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. The costs of such exploratory wells are expensed if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical, and seismic costs are expensed as incurred.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved developed or total proved reserves, as applicable. Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited to the net book value of the amortization group, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recognized until an entire amortization base is sold. However, gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Company performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, the Company recognizes an impairment loss for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs. We consider the inputs utilized in determining the fair value related to the impairment of long-lives assets to be Level 3 measurements in the fair value hierarchy. Since inception, the Company has not realized any impairments of its proved properties.

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Company will recognize an impairment loss at that time. For nine months ended September 30, 2016, the Company had not realized any impairments of its unproved property, but did incur $2.3 million in abandonment costs in the period.

The Company capitalizes interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. For the nine months ended September 30, 2016, the Company has not capitalized any interest as projects generally lasted less than six months.

Asset Retirement Obligations – Asset retirement obligations relate to future costs associated with the plugging and abandonment of crude oil and natural gas wells, removal of equipment and facilities from leased acreage and returning the land to its original condition. Estimates are based on estimated remaining lives of those wells based on reserve estimates, external estimates to plug and abandon the wells in the future, inflation, credit adjusted discount rates and federal and state regulatory requirements. We record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in “Depreciation, depletion and amortization” on our Consolidated Statements of Operations.

The estimated fair value of the Company’s asset retirement obligations at inception is determined by utilizing the income approach by applying a credit-adjusted risk-free rate, which takes into account the Company’s credit risk, the time value of money, and the current economic state, to the undiscounted expected abandonment cash flows. Given the unobservable nature of the inputs, the measurement of the asset retirement obligations was classified as Level 3 in the fair value hierarchy.

Deferred Financing Costs – Deferred financing costs include origination, legal and other fees to obtain or issue debt. These costs are deferred and reported on the consolidated balance sheets at cost, net of amortization. Total deferred financing costs are amortized on a straight line basis, which approximates the effective interest method, to interest expense over the term of the associated debt.

Revenue Recognition – The Company recognizes crude oil, natural gas and natural gas liquids (“NGLs”) revenues from its interests in producing wells when production is delivered to, and title has transferred to, the purchaser and to the extent the selling price is reasonably determinable. The Company uses the sales method of accounting for natural gas balancing of natural gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation. As of September 30, 2016, the Company’s natural gas production was in balance, meaning its cumulative portion of natural gas production taken and sold from wells in which it has an interest was materially consistent with its entitled interests in natural gas production from wells.

Concentrations of Credit Risk – As of September 30, 2016, the Company’s primary market consists of operations in the Midland Basin of West Texas in the United States. The Company has concentration of oil and gas production revenues and receivables due from the operators of wells in which we hold non-operated working interests. Our exposure to non-payment or non-performance by the operators, our customers and counterparties presents a credit risk. Generally, non-payment or nonperformance results from a customer’s or counterparty’s inability to satisfy obligations. We monitor the creditworthiness of our customers and counterparties and established credit limits according to our credit policies and guidelines, but cannot assure that any losses will be consistent with our expectations.

Furthermore, the concentration of our customers in the energy industry may impact our overall exposure to credit risk as customers may be similarly affected by prolonged changes in economic and industry conditions. The Company actively pursues to invest in non-operated wells with financially stable and experienced operators in the respective areas of exploration, development and production. Although the Company is exposed to a concentration of credit risk, management believes the loss of revenue from any one customer would not significantly affect the Company’s financial or operational performance.

Equity-Based Compensation – Equity-based compensation expense is recognized on Series B Units that are expected to participate in future profits of the Company upon a liquidity event. The fair value of the units on the grant date is recorded to expense as the units vest. The amount of equity-based compensation expense recognized at any date is approximately equal to the ratable portion of the grant date value of the award that is vested as of that date. See further discussion regarding the Company’s B Units and equity-based compensation in Note 6 – Member’s Equity and Equity-Based Compensation.

Fair Value Hierarchy – Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the reporting date. The Company’s assets and liabilities that are measured at fair value at each reporting date are classified according to a hierarchy that prioritizes inputs and assumptions underlying the valuation techniques. This fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs, and consists of three broad levels:

•	Level 1—Assets and liabilities recorded at fair value for which values are based on unadjusted quoted prices for identical assets or liabilities in an active market that management has the ability to access. Active markets are considered to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2—Assets and liabilities recorded at fair value for which values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Substantially all of these inputs are observable in the marketplace throughout the full term of the price risk management instrument and can be derived from observable data or supported by observable levels at which transactions are executed in the marketplace.

•	Level 3—Assets and liabilities recorded at fair value for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Unobservable inputs that are not corroborated by market data. These inputs generally reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

Valuation techniques that maximize the use of observable inputs are favored. Assets and liabilities are classified in their entirety based on the lowest priority level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.

3. ACQUISITIONS

The Company accounts for acquisitions of proved property as business combinations and, accordingly, the results of operations are included in the accompanying consolidated statements of operations from the closing date of the acquisition.

Veritas Acquisition

On September 29, 2016, the Parent, to align its business operations with management’s revised strategy to become an operator with a focus on horizontal drilling, entered into an LLC agreement whereas the Parent contributed all of the ownership interests in Lone Star to the Company in exchange for Series A-1 units representing an approximate 70% interest in DEEP. Veritas, a third party, contributed all of the ownership interests of its wholly owned subsidiary, Veritas Energy to DEEP in exchange for Series A-1 units representing an approximate 30% interest in DEEP. The following table summarizes the fair values of assets acquired and liabilities assumed, as of September 29, 2016.

The preliminary purchase price allocation is as follows:

Condensed Balance Sheet of Assets Acquired and Liabilities Assumed
Current assets
Cash and cash equivalents	$6,777,181
Accounts receivable	2,674,057
Other current assets	154,656

Total current assets	9,605,894
Oil and gas properties
Proved oil and gas properties	38,941,679
Unproved oil and gas properties	277,722,754

Total fair value of oil and gas properties acquired	316,664,433
Liabilities assumed
Accounts payable and accrued liabilities	4,815,078
Asset retirement obligation	686,800

Consideration transferred	$320,768,449

The final purchase price allocation is pending the completion of the Company’s valuation of the assets and liabilities exchanged.

4.	LONG-TERM DEBT

On September 30, 2016, the Company entered into a Credit Agreement with JPMorgan Chase Bank, N.A. (“Credit Agreement”), as administrative agent (“Administrative Agent”), and a syndicate of lenders, with a maximum revolving credit facility of $500.0 million with an initial borrowing base of $60.0 million (“JPM Revolver”). The JPM Revolver is secured by liens on substantially all of the Company’s properties and guarantees from the Company’s subsidiaries. The Credit Agreement of the JPM Revolver contains restrictive covenants that may limit our ability to, among other things, issue or incur additional indebtedness, enter into mergers, make investments or enter into hedging contracts.

The amount available to be borrowed is subject to the borrowing base that is redetermined semi-annually each May and November, with such redetermination effective May 1 and November 1, respectively. The amount of the borrowing base depends on the volumes of our proved oil and natural gas reserves and estimated cash flows from these reserves and other information deemed relevant by the Administrative Agent. As of September 30, 2016, the effective borrowing base of the JPM Revolver was $25 million, of which none was drawn.

Upon execution of the Credit Agreement, we were required to provide evidence satisfactory to the Administrative Agent that we had entered into hedge agreements, as defined, covering at least 50% of reasonably anticipated production for each month through December 31, 2017. During the period which the Credit Agreement is in effect, hedged volumes may not exceed 85% of the reasonably anticipated production (based on forecasts from reserve reports acceptable to the Administrative Agent) for any 66 month period from the creation of the most recent Hedging Agreement. The Credit Agreement also specifies the hedge agreements may not be entered into for speculative purposes. There was no hedging activity as of September 30, 2016.

5.	ASSET RETIREMENT OBLIGATIONS

The carrying amount of the Company’s ARO on the Company’s consolidated balance sheets at September 30, 2016 was $2.3 million. At the inception of drilling activities, the Company determines the ARO by calculating the present value of estimated future cash flows related to the liability if a reasonable estimate of fair value can be made and the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. Estimating the future ARO requires management to make estimates and judgments regarding the timing and existence of a liability, as well as what constitutes adequate restoration when considering current regulatory requirements. Inherent in the fair value calculation are numerous assumptions and judgments, including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. These assumptions represent Level 3 inputs. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the related asset.

The following table provides a reconciliation of the changes in the asset retirement obligations generally associated with future costs associated with the plugging and abandonment of crude oil and natural gas wells, removal of equipment and facilities from leased acreage and returning the land to its original condition for the period indicated:

Nine Months Ended September 30, 2016
Beginning asset retirement obligations	$1,055,482
Liability incurred	483,247
Revisions in estimates	—
Acquisitions	686,800
Accretion expense	65,628

Ending asset retirement obligations	$2,291,157

As of September 30, 2016, no assets are legally restricted for use in settling asset retirement obligations, and all obligations are classified as long-term in the consolidated balance sheets as we do not expect to incur any of these charges within the next year.

6.	MEMBERS’ EQUITY AND EQUITY-BASED COMPENSATION

Prior to the formation and inception of DEEP, the Parent had issued and outstanding 1,005 Series B Units of which 655 were unvested as of September 30, 2016. The weighted average grant date fair value of the Series B Units is $10,700 per unit. These Parent Incentive Units are tied to certain performance metrics and return hurdles of the Parent and its wholly owned subsidiaries including, but not limited to, DEEP. Eighty percent of the Parent Incentive Units vest monthly over a four-year period, with the remaining twenty percent only vesting upon a liquidity event, as defined in the Parent’s Limited Liability Company Agreement. The Parent accounts for these units as equity awards in accordance with ASC 718 and records expense related to these awards based on the grant date fair value of the awards. These units are unrelated to the ownership and Series B Units granted by DEEP. The financial obligation or payout requirements of the Parent Incentive Units belongs to the Parent.

As the employees who were awarded Parent Incentive Units provided services to the assets associated with the Company during 2015 and the first nine months of 2016, a portion of the cost associated with the Parent Incentive Units has been allocated to DEEP. However, as the employees migrated to DEEP subsequent to the Veritas Acquisition, beginning on October 1, 2016, 100% of the future expense is allocated to the consolidated statement of operations of the Company, as discussed below. For the nine months ending September 30, 2016, $1.2 million, respectively, of the expense associated with the Parent Incentive Unit’s recorded at the Parent has been allocated to the Company and included in general and administrative expense in the accompanying consolidated statement of operations.

As of September 29, 2016, the date of inception, DEEP issued Series A Units which represent the equity ownership of the Company and Series B Units which represent incentive units of the Company in accordance with Limited Liability Company Agreement (“LLC Agreement”). In addition, and in conjunction with the Second Amendment to the LLC Agreement, the Company issued Series C Units to another capital provider and related affiliates (“Capital Provider”). See below for specific disclosures related to the Company’s Series A, B and C Units. Prior to the formation and inception of DEEP, the Parent had issued its own Series B Units (the “Parent Incentive Units”) to certain employees of the Parent.

Series A Units – DEEP’s second amended LLC Agreement provides for the issuance of Series A Units, awarded to the two initial parties contributing assets during the formation of the Company at inception, as described herein, as Capital Interest Members of the Company. The Series A Units entitle holders to participate in the net profits of the Company, and grant voting rights and the right to consent or approve on all actions or matters of the Company. At completion of the Veritas Acquisition on September 29, 2016, whereas DEEH contributed all of its Lone Star assets and Veritas contributed its wholly owned subsidiary, Veritas Energy, to the Company, DEEH and Veritas were awarded 731,748,440 and 292,881,554 Series A shares, respectively, for DEEP’s acquisition of these assets. The Series A Units of DEEP have a par value of $1, whereas the initial value of DEEH and Veritas’ equity positions in DEEP are $731,748,440 and $292,881,554, respectively. DEEH’s contribution was governed by the rules pertaining to entities under common control, whereas Veritas’ contribution was an acquisition of by the Company. Immediately following the execution of the Veritas Acquisition, the equity interests in DEEP held by DEEH and Veritas were approximately 70.0% and 30.0%, respectively.

Series B Units – DEEP’s second amended LLC Agreement provides for the issuance of Series B Units, as determined and approved by the Board of Directors, to employees of the Company’s. The Series B Units entitle holders to participate in the net profits of the Company, but are subject to various service and performance criteria, and holders of Series B Units do not possess voting rights or the right to consent or approve any action or matter. Upon the occurrence of a liquidity event (as defined in the second amended LLC Agreement) and after the Series A and Series C Members’ capital contributions and Preference Amount has been satisfied, the remaining net profits will be distributed to the Series A, C and B Members in accordance with the terms of the LLC Agreement.

Series B Units vest 80% ratably over a four year period on an annual basis, with the remaining 20% vesting upon a liquidity event or initial public offering. Series B Units can also vest early upon the occurrence of a liquidity event, initial public offering or in some cases upon termination of employment with DEEP. The Company can issue

1,000,000 Series B Units pursuant to the second amended LLC Agreement upon approval by the Board of Directors. 110,000 Series B Units were issued members of the Company new management team on September 29, 2016, the date of inception.

As of September 30, 2016, the Company had approximately $1.1 million of total unrecognized compensation costs related to unvested Series B Units which is expected to be recognized over the remaining vesting term, which is approximately four years from the grant date.

7.	INCOME TAXES

Income Taxes – The Company is not subject to federal or state income taxes, except as noted below, as we are organized as a partnership for income tax purposes and the results of operations are taxable directly to the members. Accordingly, each member is responsible for its share of federal and state income tax.

Texas Margin Tax – The Company is subject to the Texas Margin Tax that requires tax payments at a maximum statutory effective rate of 0.75% on the taxable margin of each taxable entity that does business in Texas. The margin tax qualifies as an income tax under Accounting Standards Codification 740, Income Taxes (FAS 109/FIN 48) (“ASC 740”), which requires us to recognize currently the impact of this tax on the temporary differences between the consolidated financial statement assets and liabilities and their tax basis attributable to such tax. For the year ended December 31, 2015, the Company has a greater apportionment rate in Texas as well as greater temporary differences between GAAP and taxable income. As such, as of September 30, 2016, the Company recognized a deferred tax liability in the amount of approximately $2.3 million related to the Texas Margin Tax which is included in the accompanying consolidated balance sheets.

Uncertain Tax Positions – We evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing our consolidated financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Tax positions with respect to tax at the partnership level deemed not to meet the more likely than not threshold would be recorded as a tax benefit or expense in the current year. We believe that there are no uncertain tax positions that would impact our operations for the nine months ended September 30, 2016, and that no provision for income tax is required for these consolidated financial statements. However, our conclusions regarding the evaluation are subject to review and may change based on factors including, but not limited to, ongoing analyses of tax laws, regulations and interpretations thereof. With all tax positions meeting the “more likely than not” threshold under ASC 740, the Company determined that there is no current effect on the consolidated financial statements from a lapse of the statute of limitations as it relates to unrecognized tax benefits. Additionally, the Company’s tax years 2016 and 2015 remain open for examination. As of September 30, 2016, the Company has no amounts related to accrued interest and penalties.

8.	SUBSEQUENT EVENTS

On November 7, 2016, DEEP entered into a Unit Subscription Agreement (the “Subscription Agreement”), with the Capital Provider and related affiliates (“Capital Provider”), to sell units in DEEP, representing approximately 7.5% of DEEP’s equity interests, to the Capital Provider for $150 million. The Company amended the LLC Agreement to provide for the issuance of Series C Units, to be awarded by and with the approval of the Board of Directors, to create a new class of Capital Interest Members of the Company. In connection with the equity issued pursuant to the Subscription Agreement, the Capital Provider affiliates are entitled to certain liquidation preferences in the event of a liquidity event or certain asset sales, as defined in the Subscription Agreement.

In conjunction with the Unit Subscription Agreement with the Capital Provider, 73,876,046 of Series C Units in DEEP, representing approximately 7.5% of DEEP’s equity interests, were sold to the Capital Provider for $150 million. The Series C Units entitle holders to participate in the net profits of the Company; however, holders of Series C Units do not possess voting rights or the right to consent or approve any action or matter. In the event of a liquidation of the Company, the Capital Provider’s Series C Units entitle them to a preferred return, contingent on presence of certain facts. Upon the closing of the Subscription Agreement, the equity interests in DEEP held by DEEH, Veritas and the Capital Provider were approximately 64.75%, 27.75% and 7.5%, respectively.

In addition to the Company’s equity offering to the Capital Provider, on November 7, 2016 DEEP and the Capital Provider also entered into a Senior Notes Purchase Agreement whereby DEEP may issue and sell to the

Capital Provider up to $300.0 million in 8.75% senior unsecured notes, due in 2022 (the “Capital Provider Notes”). The Capital Provider Notes may be issued between November 7, 2016 and December 31, 2017 (the “Commitment Period”) in series of not less than $100.0 million per issue. Borrowings, pursuant to draw down requests as defined in the Senior Note Purchase Agreement, may not be less than $100.0 million and are subject to a 1% original issue discount (“OID”), and are limited by debt covenants and an Indenture Agreement also imposing restrictions on the Company’s ability to borrow additional debt. The Capital Provider Notes are also subject to a contingent commitment fee, payable in cash, equal to the lesser of $1.2 million or 4.00% of any of the unfunded $300.0 million commitment that is not issued by the end of the Commitment Period. As of February 4, 2017, no amounts were drawn on the Capital Provider Notes, however no contingency was recognized for the Capital Provider Notes contingency, as the probability of incurring the cost could not be determined by Management.

Pursuant to the PSA and the Subscription Agreement, the Capital Provider and its affiliates are entitled to a preferred return in the event of a liquidation or sale of the Company. For the period beginning January 1, 2017 through July 31, 2017, an amount equal to a 15.0% premium to the price per share paid by the Capital Provider on November 7, 2016 to acquire their shares in the Company, less any prior distributions.

On February 3, 2017, the Company entered into a Membership Interest Purchase and Sale Agreement (“Membership Purchase Agreement”) whereas the Company purchased the fifteen percent non-controlling interest in Novus Land Services, LLC. The Company paid consideration in the amount of $14.6 million for the remaining fifteen percent ownership. The acquisition will be subject to customary due diligence and post-closing matters.

We have evaluated subsequent events through February 4, 2017, the date the financial statements were available to be issued.